Exhibit 21.1

SUBSIDIARIES OF AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

Subsidiary Name	Jurisdiction of Organization
Affinia Acquisition LLC	Delaware
Affinia Argentina S.A.	Argentina
Affinia Automotiva Ltda.	Brazil
Affinia Canada GP Corp.	Delaware
Affinia Canada L.P.	Canada
Affinia Canada ULC	Alberta
Affinia Cayman Corp.	Cayman Islands
Affinia Distribucion Mexico S.A. de C.V.	Mexico
Affinia Group Inc.	Delaware
Affinia Hong Kong Limited.	Hong Kong
Affinia International Holdings Corp.	Delaware
Affinia Investment Limited.	Hong Kong
Affinia India LLC	Delaware
Affinia India Private Limited	India
Affinia Netherlands Holdings B.V.	Netherlands
Affinia Products Corp LLC	Delaware
Affinia (Qingdao) Braking Systems Co., Ltd	China
Affinia Servicios Administrativos S.A. de C.V.	Mexico
Affinia (Shanghai) Trading Co., Ltd	China
Affinia Southern Holdings LLC	Delaware
Affinia Venezuela C.A.	Venezuela
Arvis Ltda	Uruguay
Auto-Electricos de Mexico S.A. de C.V.	Mexico
Automotive Brake Company Inc.	Delaware
Brake Parts Inc.	Delaware
Fanacif S.A.	Uruguay
Farloc Argentina S.A.I.C.	Argentina
Frenos Lusac, S. de R.L. de C.V.	Mexico
Grupo Affinia Mexico S.A.P.I. de C.V.	Mexico
Itapsa S.A. de C.V.	Mexico
Longkou Haimeng Machinery Co., Ltd	China
Longkou Wix Filtration Co., Ltd	China
Lusac Compfia, de Mexico S.A. de C.V.	Mexico
Pellegrino Distribuidora Autopecas Ltda	Brazil
QH Talbros Limited.	India
W.F. Distribución, S.A. de C.V.	Mexico
Wix Filtration Corp LLC	Delaware
Wix Filtron Sp. Zo.o.	Poland
Wix Filtron Ltd	Ukraine
Wix-Filtron LLC.	Russia